Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

November 8, 2010

CKE Restaurants, Inc.

6307 Carpinteria Avenue, Ste. A

Carpinteria, California 93013

Re:	CKE Restaurants, Inc., Registration Statement on Form S-4 (File No. 333-169977)

Ladies and Gentlemen:

We have acted as counsel to CKE Restaurants, Inc., a Delaware corporation (the “Company”), the guarantors listed on Schedule I hereto (the “Covered Guarantors”) and the guarantors listed on Schedule II hereto (the “Non-Covered Guarantors” and, together with the Covered Guarantors, the “Guarantors”) in connection with the filing of the referenced Registration Statement on Form S-4, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to (i) the proposed offer by the Company to exchange (the “Exchange Offer”) up to $600,000,000 aggregate principal amount of the Company’s 11.375% Senior Secured Second Lien Notes due 2018 (the “Old Notes”) for a like principal amount of the Company’s 11.375% Senior Secured Second Lien Notes due 2018 (the “Exchange Notes”) which will be registered under the Securities Act and (ii) the guarantees (the “Guarantees”) of the Guarantors to be issued with respect to the Exchange Notes pursuant to the Indenture referred to below.

The Old Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of July 12, 2010, among Columbia Lake Acquisition Corp., Wells Fargo Bank, National Association, as trustee (the “Trustee”), and the Guarantors (as defined therein), and supplemented by a First Supplemental Indenture thereto, dated as of July 12, 2010, by and among the Company, the Guarantors and the Trustee (together, the “Indenture”). The terms of the Guarantees are contained in the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Indenture, which has been filed as an exhibit to the Registration Statement, the Registration Statement and the prospectus included therein (the “Prospectus”), the resolutions of the Board of Directors of the Company and the Guarantors and such other documents and records as we have deemed necessary. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

CKE Restaurants, Inc.

November 8, 2010

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture is a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by (i) the laws of the State of North Carolina, we have relied, with their consent, solely upon the opinion dated on or about the date hereof of Parker Poe Adams & Bernstein LLP, special counsel to the Guarantors incorporated in the State of North Carolina; and (ii) the laws of the State of Alabama, we have relied, with their consent, solely upon the opinion dated on or about the date hereof of Burr & Forman LLP, special counsel to the Guarantors organized in the State of Alabama, in each case of clause (i) and (ii) which are opinions being filed as an exhibit to the Registration Statement.

Based upon the foregoing, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered against receipt of the Old Notes in accordance with the provisions of the Indenture upon the completion of the Exchange Offer, the Exchange Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When the Exchange Notes have been duly executed, authenticated, issued and delivered against receipt of the Old Notes in accordance with the provisions of the Indenture upon the completion of the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Guarantees, which will constitute legal, valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

The opinions expressed above are subject to the following limitations and qualifications:

1. The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity. In addition, the Indenture and the Exchange Notes may be subject to the effect of California Civil Code 1670.5, which provides that a court may refuse to enforce, or may limit the application of a contract or any clauses thereof, which the court finds as a matter of law to have been unconscionable at the time it was made.

2. Under applicable law, guarantors may be entitled to certain rights or protections which as a matter of statutory or common law may not be waived or altered. We express no opinion herein as to the enforceability of any provision of the Guarantees which purport to waive or alter such rights or protections, except to the extent permitted by law.

3. The opinions expressed in this opinion letter are limited to the laws of the State of New York, the laws of the State of California, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction.

CKE Restaurants, Inc.

November 8, 2010

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

SCHEDULE I

Covered Guarantors

1.	Carl Karcher Enterprises, Inc., a California corporation

2.	CKE REIT II, Inc., a Delaware corporation

3.	Carl’s Jr. Region VIII, Inc., a Delaware corporation

4.	CKE Distribution, LLC, a California limited liability company

5.	Aeroways, LLC, a California limited liability company

6.	Santa Barbara Restaurant Group, Inc., a Delaware corporation

7.	GB Franchise Corporation, a California corporation

8.	Channel Islands Roasting Company, a California corporation

SCHEDULE II

Non-Covered Guarantors

1.	Hardee’s Food Systems, Inc., a North Carolina corporation

2.	Flagstar Enterprises, Inc., an Alabama corporation

3.	Spardee’s Realty, Inc., an Alabama corporation

4.	HED, Inc., a North Carolina corporation

5.	Burger Chef Systems., Inc., a North Carolina corporation